Exhibit 99.5
PRO FORMA FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2008 (Unaudited)
(All amounts in thousands)

				Pro Forma
	GCA	CSI	Historical	Adjustments			Pro Forma

ASSETS
Cash	163,234	13,408	176,642	(11,793)	(1)		164,849
Restricted Cash	1,383	1,027	2,410				2,410
Settlement receivables	40,606	18,055	58,661				58,661
Receivables other	8,483	1,634	10,117				10,117
Prepaid and other assets	7,545	8,910	16,455				16,455
Assets held for sale	6,053	—	6,053				6,053
Property, equipment and leasehold improvements, net	23,617	7,099	30,716	(4,073)	(2)		26,643
Goodwill, net	156,855	4,078	160,933	10,668	(2)		171,601
Other intangibles, net	12,307	4,024	16,331	9,176	(2)		25,507
				(693)	(3)		(693)
Deferred tax assets	174,282	—	174,282	(4,752)	(3)		169,530

Total assets	594,365	58,235	652,600	(1,467)			651,133

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Settlement liabilities, due to related party	71,158	9,728	80,886				80,886
Accounts payable	26,993	1,923	28,916				28,916
Accrued expenses and other liabilities	15,438	23,810	39,248				39,248
				172	(4)		172
				(67)	(5)		(67)
Deferred revenue	—	460	460	(460)	(2)		—
Borrowings	347,230	24,200	371,430	(2,200)	(1)		369,230

Total liabilities	460,819	60,121	520,940	(2,555)			518,385

MINORITY INTEREST	62	—	62	—			62

Common stock	83	18	101	(18.00)	(2)		83

Additional paid-in capital	165,015	30,022	195,037	(30,022)	(2)		165,015
Accumulated Deficit	15,849	(31,926)	(16,077)	31,233	(2	)(3)	15,156
				(172)	(4)		(172)
				67	(5)		67
Accumulated other comprehensive income	2,623	—	2,623	—			2,623
Treasury Stocks	(50,086)	—	(50,086)	—			(50,086)

Total stockholders’ (deficit) equity	133,484	(1,886)	131,598	1,088			132,686

Total liabilities and stockholders’ (deficit) equity	594,365	58,235	652,600	(1,467)			651,133

CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE PERIOD ENDED MARCH 31, 2008 (Unaudited)
(All amounts are in thousands, except share data)

				Pro Forma
	GCA	CSI	Historical	Adjustments		Pro Forma

Revenues	143,485	27,066	170,551	—		170,551

Cost of revenues	103,374	—	103,374	—		103,374

Operating expenses	18,640	27,083	45,723	—		45,723
Depreciation	1,855	847	2,702	—		2,702

Amortization	1,362	—	1,362	693	(3)	2,055

Operating income	18,254	(864)	17,390			16,697

Interest and other income	942	41	983	—		983
Interest expense	(7,664)	(1,207)	(8,871)	(172)	(4)	(9,043)
Loss on early extinguishment of debt	—	(2,615)	(2,615)	—		(2,615)

Income before taxes and minority interest loss	11,532	(4,645)	6,887			6,022

Provision for income taxes	(5,431)	—	(5,431)	67	(5)	(5,364)

Income before minority interest loss	6,101	(4,645)	1,456			658

Minority ownership	47	—	47	—		47

Income from continuing operations	6,148	(4,645)	1,503	—		705

Loss from discontinued operations	(4,403)	—	(4,403)	—		(4,403)

Net income	1,745	(4,645)	(2,900)	(798)		(3,698)

Loss per share:
Basic			$(0.04)	$(0.01)		$(0.05)
Diluted			$(0.04)	$(0.01)		$(0.05)

Outstanding shares:
Basic			76,979	—		76,979
Diluted			76,979	—		76,979

CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2007
(Unaudited)
(All amounts are in thousands, except share data)

				Pro Forma
	GCA	CSI	Historical	Adjustments		PRO FORMA
Revenues	597,940	104,857	$702,797	—		$702,797
Cost of revenues	428,508	0	428,508	—		428,508

Operating expenses	79,614	107,128	186,742	—		186,742
Depreciation	6,299	3,570	9,869	—		9,869
Amortization	5,301	0	5,301	2,772	(3)	8,073

Operating income	78,218	(5,841)	16,573			69,605

Interest and other income	3,631	79	3,710	—		3,710
Interest expense	(38,146)	(5,283)	(43,429)	(805	) (4)	(44,234)
Loss on early extinguishment of debt	—	(4,338)	(4,338)	—		(4,338)

Income before taxes and minority interest loss	43,703	(15,383)	28,320			24,743

Provision for income taxes	(16,709)	0	(16,709)	314	(5)	(16,395)

Income before minority interest loss	26,994	(15,383)	11,611			8,348

Minority ownership	236	0	236	—		236

Income from continuing operations	27,230	(15,383)	11,847	—		8,584
Loss from discontinued operations	(3,525)	0	(3,525)	—		(3,525)

Net income	23,705	(15,383)	$8,322	$(3,263)		$5,059

Loss per share:
Basic			$(0.10)	$(0.04)		$0.06
Diluted			$(0.10)	$(0.04)		$0.06

Shares outstanding:
Basic			81,108	—		81,377
Diluted			81,377	—		81,377

Notes to Pro Forma Information:
(All amounts are in thousands, except share data)
(1)	Global Cash Access, Inc. drew 22 million on our senior secured credit facility to assist in funding the purchase of CSI.

(2)	The merger will be accounted for as a purchase under the Statement of Financial Accounting Standards No. 141 “Business Combinations.” The estimated purchase price and purchase price allocation are noted below (in thousands except shares and per share amounts):

Estimated Purchase Price:
Shares of CSI common stock outstanding at March 31, 2008	14,454,603
Price GCA paid per share	$0.50

Consideration for CSI outstanding common stock	7,227
Cash to CSI to pay off debt	24,200
Estimated transaction costs	2,366

Estimated purchase price	$33,793

Purchase Price Allocation:
Estimated fair value adjustments relating to:
Property and equipment	3,026
Working capital	7,594
Intangible assets with finite lives	13,200
Goodwill	9,973

Net assets acquired	$33,793

Total purchase price	$33,793
The above adjustments include a deferred tax liability of $4,752 established related to intangible assets with finite lives and an assumed effective tax rate of 39%. Amortizable intangible assets with finite lives of $13,200 have been assigned a useful life of 9 years.

The above purchase price allocation and the lives assigned to the assets are preliminary and have been made solely for the purpose of developing the GCA Pro Forma Financial Statements. After the closing of the merger, GCA, with the assistance of valuation consultants, will complete its evaluation of the fair value and the lives of the assets acquired. Accordingly, the allocation of the purchase price and the lives of the assets acquired, and resulting amortization expense which is based on preliminary estimates may differ from the final purchase price allocation and the final lives assigned to the assets. Any change in the fair value or lives assigned to amortizable or depreciable assets would impact the results of future operations.

(3)	Amortizable intangible assets with finite lives of $13,200 have been assigned a useful life of 9 years. The increase in amortization of identifiable intangible assets with finite lives totaled $2,772 and $692 for the twelve months ended December 31, 2007 and the three months ended March 31, 2008, respectively.

(4)	Adjustment to record interest of $805 for the twelve months ended December 31, 2007, and $172 for the three months ended March 31, 2008 on $22 million at 1.125% + LIBOR borrowed to fund the acquisition of CSI.

(5)	Adjustment to record tax benefit of $314 for the twelve months ended December 31, 2007 and $67 for the three months ended March 31, 2008 on the net pro forma interest expense at GCA’s effective tax rate of 39%.